CROFT FUNDS

SECOND AMENDMENT TO THE CUSTODY AGREEMENT

THIS SECOND AMENDMENT, dated as of the 6th day of November, 2013 to the Custody Agreement, dated as of February 6, 2009, as amended February 22, 2013 (the "Agreement"), is entered into by and between CROFT FUNDS CORPORATION, a Maryland corporation (the “Company”), and U.S. BANK, N.A.,  a national banking association (the “Custodian”)

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CROFT FUNDS CORPORATION

U.S. BANK, N.A.

By: ______________________________

By: __________________________

Name:____________________________

Name: Michael R. McVoy

Title:

Title:  Senior Vice President

Amended Exhibit C to the Custody Agreement - Croft Funds Corporation

Fund Names

Name of Series
Croft Value Fund
Croft Income Fund Croft Focus Fund